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                                                                   EXHIBIT 12(b)

               BANKERS TRUST NEW YORK CORPORATION AND SUBSIDIARIES COMPUTATION OF CONSOLIDATED RATIOS OF EARNINGS TO COMBINED FIXED CHARGES
                    AND PREFERRED STOCK DIVIDEND REQUIREMENTS
                              (dollars in millions)

                                                                                         Year Ended December 31,
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                                                                            1993       1994       1995       1996       1997
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
Earnings:
 1.  Income before income taxes and cumulative effects of
       accounting changes                                                $ 1,698    $   987    $   469    $ 1,131    $ 1,239
 2.  Add: Fixed charges excluding capitalized interest (Line 13)           3,168      3,911      5,138      5,483      5,963
 3.  Less: Equity in undistributed income of unconsolidated
       subsidiaries and affiliates                                            30         45         28         30       (117)
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 4.  Earnings including interest on deposits                               4,836      4,853      5,579      6,584      7,319
 5.  Less: Interest on deposits                                            1,013        965      1,360      1,355      2,076
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 6.  Earnings excluding interest on deposits                             $ 3,823    $ 3,888    $ 4,219    $ 5,229    $ 5,243
============================================================================================================================
Preferred Stock Dividend Requirements:
 7.  Preferred stock dividend requirements                               $    23    $    28    $    51    $    51    $    49
 8.  Ratio of income from continuing operations before income taxes to
       income from continuing operations after income taxes                  147%       144%       151%       148%       143%
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 9.  Preferred stock dividend requirements on a pretax basis             $    34    $    40    $    77    $    75         70
============================================================================================================================
Fixed Charges:

10.  Interest Expense                                                    $ 3,137    $ 3,880    $ 5,105    $ 5,451    $ 5,926
11.  Estimated interest component of net rental expense                       31         31         33         32         33
12.  Amortization of debt issuance expense                                    --         --         --         --          4
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13.  Total fixed charges including interest on deposits and
       excluding capitalized interest                                      3,168      3,911      5,138      5,483      5,963
14.  Add: Capitalized interest                                                --         --         --         --         --
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15.  Total fixed charges                                                   3,168      3,911      5,138      5,483      5,963
16.  Add: Preferred stock dividend requirements--pretax (Line 9)              34         40         77         75         70
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17.  Total combined fixed charges and preferred
       stock dividend requirements on a pretax basis                       3,202      3,951      5,215      5,558      6,033
18.  Less: Interest on deposits (Line 5)                                   1,013        965      1,360      1,355      2,076
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19.  Combined fixed charges and preferred stock dividend requirements
       on a pretax basis excluding interest on deposits                  $ 2,189    $ 2,986    $ 3,855    $ 4,203    $ 3,957
============================================================================================================================
Consolidated Ratios of Earnings to Combined Fixed Charges and
     Preferred Stock Dividend Requirements:

Including interest on deposits (Line 4/Line 17)                             1.51       1.23       1.07       1.18       1.21
============================================================================================================================
Excluding interest on deposits (Line 6/Line 19)                             1.75       1.30       1.09       1.24       1.32
============================================================================================================================


               BANKERS TRUST NEW YORK CORPORATION AND SUBSIDIARIES
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